OPTION AGREEMENT

THIS AGREEMENT is dated for reference March 28, 2011.

BETWEEN:

RINGBOLT VENTURES LTD. of 595 Howe St., Suite 306, Vancouver, British
Columbia V6C 2T5, E-mail: info@ringboltventures.com and /or
simonkm88@gmail.com ("RBV"), POTASH GREEN, LLC of 97 East Mount
Peale Drive, Moab, Utah 84532, WENDY WALKER TIBBETTS of 97 East
Mount Peale Drive Moab, Utah 84532 E-mail: wendy_walker@hotmail.com
("WWT") and JOSEPH J. HANSEN of 1116 Mariwood Circle North Salt Lake,
Utah 84054 E-mail: jxhansen@earthlink.net (JJH"),

(herein referred to collectively as the "Optionor")

OF THE FIRST PART

AND:

PASSPORT POTASH INC. of 608 - 1199 West Pender Street
Vancouver, British Columbia V6E 2R1 E-mail:
josh.bleak@gmail.com and /or jbleak@passportpotash.com,

(herein referred to as the "Optionee")

OF THE SECOND PART

WHEREAS:

A. The Parties wish to enter into an option agreement in respect of certain Arizona State Land Department exploration leases held by Potash Green, LLC further described in Schedule "A" attached hereto (the "Property").

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of CDN$10.00 paid by each of the parties hereto to the other, the receipt of which is hereby acknowledged, and the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1. GRANT OF OPTION AND CONSIDERATION THEREFOR
     Grant. The Optionor does hereby give and grant unto the Optionee the sole and exclusive option (the "Option") which may be exercised at the sole discretion of the Optionee to acquire an undivided 90% legal and beneficial interest in and to the Property (the "Interest") free and clear of all encumbrances except for the GORR (as defined herein) in favour of RBV, for the full price and consideration of the payments to the Optionor set out in Section 1.2 "Option Cash Payments by Optionee" (collectively, the "Payment"), the issuance to the Optionor of those common shares without par value in the capital stock of the Optionee set out in Section 1.3 "Option Share Payment by Optionee" (collectively, the "Shares") and the expenditures by the Optionee of set out in Section 1.4. "Expenditures to be incurred by Optionee". Upon the completion of the Payments, the payment of the Shares and the completion of the Work, the Optionee may exercise the Option by delivering to RBV, WWT and JJH written notice of the Optionee's intention to exercise the Option which unless delivered to all on or before the 3rd anniversary of TSX Venture Exchange approval of this Agreement (the "Notice of Intention to Exercise"), the Option shall expire and be no longer exercisable. All of the following payments divided and paid to each of the parties comprising the Optionor as to following percentages RBV - 70%, WWT - 20% and JJH - 10%:

Date or Time Period	1.2 Option Cash Payments by Optionee	1.3 Option Share Payment by Optionee	1.4 Expenditures to be incurred by Optionee
Upon execution of this Agreement	US$50,000 (RBV -US$35,000, WWT -US$10,000, JJH -US$5,000)
Upon TSX Venture Exchange Approval of this Agreement ("TSXV Approval")	US$250,000 (RBV - US$175,000, WWT -US$50,000, JJH - US$25,000)	1,000,000 common shares (RBV -700,000 shares, WWT - 200,000 shares, JJH -100,000 shares)
Year 1: Within 1 year of TSX Venture Exchange approval			US$500,000
On or before the 1st Anniversary of TSXV Approval	US$350,000 (RBV - US$245,000, WWT -US$70,000, JJH - US$35,000)	1,400,000 common shares (RBV -980,000 shares, WWT - 280,000 shares, JJH -140,000 shares)
Year 2: Within 1 year of 1st Anniversary of TSXV Approval			US$750,000
On or before the 2nd Anniversaryof TSXV Approval	US$350,000 (RBV - US$245,000, WWT -US$70,000, JJH - US$35,000)	1,600,000 common shares (RBV -1,120,000 shares, WWT - 320,000 shares, JJH -160,000 shares)
Year 3: Within 1 year of 2nd Anniversary of TSXV Approval			US$1,000,000

Totals	US$1,000,000 (RBV - US$700,000, WWT -US$200,000, JJH – US$100,000) US$100,000)	4,000,000 common shares (RBV -2,800,000 shares, WWT - 800,000 shares, JJH -400,000 shares)	US$2,250,000

(1) The Optionee shall use its commercially reasonable efforts to expend all exploration expenditures towards drilling exploration of the Property.

1.5 Any excess in the amount of Work required to be incurred by the end of a particular period may be carried forward and credited towards future cumulative aggregate Work requirements.

1.6 Allowable Work. All expenditures, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly by the Optionee in connection with the evaluation, exploration and development of the Property and any production therefrom, and be in the sole discretion of the Optionee and evidenced by a certificate of an officer of the Optionee or such other documents as the Optionee may in its determination provide, shall be credited towards Work, including without limitation, to the extent qualifying as aforesaid, all expenditures and costs incurred: (a) in doing geophysical, geochemical, land, airborne, environmental and geological examinations, assessments, assays, audits and surveys; (b) in linecutting, mapping, trenching and staking; (c) in searching for, digging, trucking, sampling, working, developing, mining and extracting ores, minerals and metals; (d) in conducting diamond and other drilling; (e) in obtaining, providing, installing and erecting mining, milling and other treatment plant, ancillary buildings, machinery, tools, appliances and equipment; (f) in constructing access roads and other facilities on or for the benefit of the Property or any part thereof; (g) in transporting personnel, supplies, mining, milling and other treatment plant, ancillary facilities, buildings, machinery, tools, appliances and equipment in, to or from the Property or any part thereof, (h) in paying reasonable wages and salaries (including "fringe benefits", but excluding home office costs) of personnel directly engaged in performing work on or with respect to the Property; (i) in paying assessments and contributions under applicable employment legislation relating to workers' compensation and unemployment insurance and other applicable legislation relating to such personnel; (j) in supplying food, lodging and other reasonable needs for such personnel; (k) in obtaining and maintaining any insurance; (l) in obtaining legal, accounting, consulting and other contract and professional services or facilities relating to work performed or to be performed hereunder; (m) in paying any taxes, fees, charges, payments and rentals (including payments made in lieu of assessment work) or otherwise incurred to transfer the Property or any part thereof or interest therein pursuant to this Agreement and to keep the Property or any part thereof in good standing; (n) in paying goods and services tax and social services tax and all other taxes charged or expenditures made or incurred by the Optionee relating directly or indirectly to the Property; (o) in acquiring access and surface rights to the Property; (p) in carrying out any negotiations and preparing, settling and executing any Agreements and other documents relating to environmental or indigenous peoples' claims, requirements or matters; (q) in obtaining all necessary or appropriate approvals, permits, consents and permissions relating to the carrying out of work, including, environmental permits, approvals and consents; (r) in carrying out reclamation and remediation; (s) in improving, protecting and perfecting title to the Property or any part thereof; (t) in carrying out mineral, soil, water, air and other testing; (u) in preparing engineering, geological, financing, marketing and environmental studies and reports and test work related thereto; (v) in preparing one or more Feasibility Studies including any work and reports preliminary or supplementary thereto; (w) all mine development expenses incurred in furtherance of implementing the one of more feasibility studies; and (x) a charge for management supervision and administrative services of the Optionee equal to 15% of total Work.

1.7 Cash in Lieu of Work. If the Optionee fails or elects not to incur all or any of the Work by the end of a period as set out in section 1.3 herein, the Optionee may, not less than 15 days prior to the date by which the Work was to be completed, pay the Optionor an amount equal to the Work not being incurred. Any payment so made shall be deemed to have been Work duly and properly incurred in an amount equal to that of the payment made in lieu thereof and all rights of Optionee shall be continued.

1.8 Shares Subject to Hold Period. Upon issuance the Shares shall be subject to such hold periods or other restrictions on transfer as may be required by applicable securities legislation and the policies of the Exchange.

1.9 Adjustment to Shares. Should the Optionee at any time consolidate or subdivide its outstanding common shares into a lesser or greater number of shares, the number of Shares to thereafter be issued shall be proportionately reduced or increased, as the case may be.

1.10 Payment to Optionor. The Parties agree that the Payment and issuance of Shares as required under s.1.2 and s.1.4 above may be made by the Optionee to The Optionor and such payment and issuance shall be deemed good payment to the Optionor.

1.11 Gross Overriding Return. RBV, WWT and JJH shall be respectively entitled to a 0.7%, 0.2% and 0.1% gross overriding royalties (collectively, the "GORR") on the production from the Property, calculated and paid in accordance the terms and conditions as set out in the more particularly described in Schedule "B" attached hereto.

1.12 Purchase of Remaining Interest. Upon the exercise of the Option, the Optionee shall be deemed to have been granted an option to purchase the remaining 10% interest in the Property comprised of a 7% legal and beneficial interest in favour of RBV, a 2% legal and beneficial interest in favour of WWT and a 1% legal and beneficial interest in favour of JJH for the payment of USD$5,000,000 to be paid to RBV, WWT and JJH respectively in the amounts of US$3,500,000, US$1,000,000 and US$500,000. The option to purchase the remaining interest may be exercised in whole and not in part and the option shall be exercisable up until the Property goes into commercial production defined as the sale of any mineral products from the Property. The notice of such exercise shall be in writing accompanied by full payment in the foregoing amounts payable by way of bank draft.

2. TRANSFER OF TITLE

2.1 Upon completion of the exercise of the Option for the Interest, the Optionor shall deliver to the Optionee a duly executed transfer in registrable form in favour of the Optionee, of 90% of the legal and beneficial right, title and interest in and to the Property free and clear of all encumbrances except for the GORR in favour of the Optionor, which the Optionee shall be entitled to register against title to the Property. Until the completion of such registration, the Optionor shall be deemed to hold title thereto in trust for the benefit of the parties in accordance with the provisions of this Agreement.

3. JOINT VENTURE

3.1 Creation of Joint Venture. Upon the vesting of the Interest in the Optionee, the Optionor and the Optionee shall be deemed to have entered into a joint venture (the "Joint Venture") for the further exploration and development of the Property and any operation of the Property as a mine. Until the commencement of commercial production, the Optionor’s interest in the Joint Venture shall be fully carried and the Optionee shall be responsible for paying all Joint Venture costs including those of the Optionor. The Optionee shall not be entitled to recover or recoup the costs incurred by it during the existence of the Joint Venture. For the purposes of this Agreement, the "commencement of commercial production" means if a mill is located on the Property, the first day the mill processed ore from the Property and if no mill is located on the Property, the first day during which ore has been shipped from the Property on a reasonably regular basis for the purposes of earning revenues.

3.2 Upon commencement of commercial production, the Optionee shall be operator of the Property and each party to the Joint Venture (each a "Participant") shall be responsible for its pro rata share (based on its percentage interest in the Property at the commencement of the program pursuant to which such expenditures are incurred) of all Joint Venture expenditures incurred under programs in which it has elected to participate, provided that the Participants shall be allowed a commercially reasonable amount of time to raise any funding up to a maximum period of 2 months. Upon the commencement of production, the Participant's respective interests and deemed contributions shall be as follows:

	Deem Contributions	Interest
Optionee	US$2,250,000	90%
Optionor	US$250,000	10%

3.3 If a Participant elects to contribute to a program and budget some lesser amount than in proportion to its respective interest, or not at all, and the other Participant elects to fund all or any portion of the deficiency, the decreased or non-participating Participant's interest in the Property shall be diluted, and the interest of the other Participant in the Property will be correspondingly increased, so that at any time the interest of a party in the Property will be equal to: 100% * (A+B)/(C+D), where,

A	=	Actual Contributions of Participant since Commencement of Production

B	=	Deemed Contributions of such Participant

C	=	Sum of Total Actual Contributions of all Participants

D	=	Total Deemed Contributions of all Participants
(this will be the sum of the deemed contributions under "B”)

with the percentage rounded to the nearest 2 decimal places. For greater certainty, the parties acknowledge that the amount used as Deemed Contributions of the Participants as it pertains to the Optionor is not a statement as to the actual amount of expenditures incurred by the Optionor in the particular project but merely reflects an amount which may be used for only the purposes of the formula hereunder.

3.4 If the effect of the application of s.3.3 is to reduce the interest of any Participant to less than 10%, such Participant shall then be deemed to have assigned and conveyed its interest in the Property and the Joint Venture to the other Participant, and shall be entitled to receive as its sole remuneration and benefit in consideration of that assignment and conveyance, by way of royalty, a 2% gross overriding royalty, calculated in accordance with the terms and conditions set out in Schedule "B" and which shall be deemed to be included within the GORR.

4. OPTIONOR'S REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 Representations and Warranties. The Optionor represents and warrants to the Optionee as follows:

(a)

The Optionor holds 100% legal and beneficial interest in the Property comprised of a 70% legal and beneficial interest in favour of RBV, a 20% legal and beneficial interest in favour of WWT and a 10% legal and beneficial interest in favour of JJH subject to the GORR.

(b)

The Property and the Optionor's interest therein are free and clear of any and all encumbrances (including, without limitation, any order or judgment relating to the Property or any legal proceedings in process, pending or threatened which might result in any such order or judgment), royalties or other payments in the nature of a rent or royalty, or other interests of whatsoever nature or kind, recorded or unrecorded, except for the GORR

(c)

That it has the right and authority to enter into this Agreement and to carry out the terms and conditions contained herein and upon the exercise of the Option for the Interest, to transfer the Interest to the Optionee free and clear of all encumbrances except for the GORR.

(d)

None of the execution or delivery hereof or the performance by the Optionor of its obligations hereunder will cause default under, or conflict with, any provisions of any agreements to which the Optionor is a party.

(e)	That the Property has been properly located and recorded and is in good standing in accordance with the laws of Arizona until the dates set out in Schedule "A" hereto.

(f)	The Optionor have complied with all laws in effect in the jurisdiction in which the Property is located with respect to the Property, including without limitation all environmental laws.

(g)	That no person, firm or corporation has any option or right, or any right capable of becoming an option, to the Property.

(h)

The Optionor is not aware of any actions, suits or proceedings, judicial or administrative pending or threatened by or against the Optionor or affecting the title to or exclusive possession and use of the assets of the Optionor at law or in equity, or before or by any federal, provincial, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign.

(i)	The Optionor is not a party to any material contract except this Agreement.

(j)

The Optionor has filed with appropriate taxation authorities, federal, state, provincial and local, all returns, reports and declarations which are required to be filed by it and has paid all taxes which have become due and no taxing authority is asserting or has, to the knowledge of the Optionor threatened to assert, or has any basis for asserting against the Optionor any claim for additional taxes or interest thereon or penalty.

(k)	The execution of this Agreement will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto.

4.2 Covenants. The Optionor covenants with the Optionee as follows:

(a)	That no person, firm or corporation, will be granted any option or right, or any right capable of becoming an option, to the Property during the currency of this Agreement.

(b)	That the Optionor will not do any act or thing which would or might in any way adversely affect the rights of the Optionee hereunder.

(c)

That at the cost and expense of the Optionee, the Optionor will provide such reasonable assistance to the Optionee as the Optionee may request in making application to effect or obtain any permit, lease. license or concession as may be reasonably required by the Optionee to explore or develop the Property and bring it into production.

(d)

That the Optionor make available to the Optionee and its representatives all records and files in the possession of the Optionor relating to the Property and permit the Optionee and its representatives at its own expense to take abstracts therefrom and make copies thereof.

(e)	That the Optionor will promptly provide the Optionee with any and all notices and correspondence received by the Optionor from government agencies in respect of the Property.

4.3 Survival. The representations and warranties of the Optionor hereinbefore set out are conditions on which the Optionee has relied in entering into this Agreement, are to be construed as both conditions and warranties and shall, regardless of any investigation which may have been made by or on behalf of the Optionee as to the accuracy of such representations and warranties, survive the closing of the transactions contemplated hereby and the acquisition of any interest in the Property hereunder and the Optionor shall indemnify and save the Optionee harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement.

5. OPTIONEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations and Warranties. The Optionee represents and warrants to the Optionor as follows:

(a)	That it is a company duly incorporated under the laws of the Province of British Columbia.

(b)	That it has the right and authority to enter into this Agreement and to carry out the terms and conditions contained herein.

(c)	That as of the date hereof it is a "reporting issuer” in the provinces of British Columbia and Alberta.

(d)	Upon the expiry of the hold periods or restrictions on transfer of the Shares set out in section 1.8 herein, the Shares will be freely tradeable through the facilities of the Exchange.

(e)

Its financial statements have been filed in compliance with the continuous disclosure requirements of applicable securities legislation, have been prepared in accordance with Canadian generally accepted accounting principles, accurately reflect the financial position and all material liabilities (accrued, absolute, contingent or otherwise) of the Optionee as at the date thereof and no adverse material changes in the financial position of the Optionee have taken place since the date thereof, save in the ordinary course of the Optionee's business.

(f)	Upon issuance, the Shares will be validly issued as fully paid and non-assessable shares in the capital of the Optionee.

5.2 Covenants. The Optionee covenants with the Optionor as follows:

(a)

That during the currency of this Agreement it will maintain the Property in good standing and record as assessment work against the Property all Work that is eligible to be recorded as assessment work, except that in respect of any cash payments to the Optionor in lieu of work, the Optionor agrees to forward that portion of such payment to the applicable regulatory authorities to keep the Property in good standing. Prior to any of the mineral claims forming the Property expire during the term of this Agreement, the Optionee hereby undertakes to have a mining lease executed with respect to such claims in favour of the Optionor, pursuant to the applicable mining laws and regulations.

(b)

That it will carry out operations on the Property in a careful and miner-like manner and in accordance with recognized engineering practices and in full conformity with all applicable mining laws and regulations of Arizona.

(c)

That it will promptly pay all accounts of any nature and kind for wages, supplies, workers' compensation assessments and all other accounts and indebtedness incurred by it on the Property so that no lien can arise thereon or upon the minerals contained therein.

(d)

That if the Option is terminated pursuant to section 10.1 or 10.2, it will furnish to the Optionor copies of all maps, plans, reports, assays and other technical data whatsoever pertaining to the work carried on by it upon the Property together with all samples taken from the Property as may then be in its possession or available to it and all minerals and other material referred to in section 6.4 which have not been sold.

(e)

That within 30 days of the end of each calendar quarter it will provide the Optionor with a written report detailing the nature of and amount spent on Work carried out and any mineral samples recovered for testing purposes from the Property during the calendar quarter, the evidence thereof pursuant to section 1.5 and the results thereof.

5.3 Notify of Pending Lapse of Claims. If during the currency of this Agreement the Optionee does not intend to renew any mineral claim (the "Lapsing Claim") included in the Property, the Optionee shall, at least 90 days prior to the lapse date of the Lapsing Claim, notify the Optionor of its intention to let the Lapsing Claim lapse. If the Optionee then allows the Lapsing Claim to lapse, the Optionee shall not acquire a Property Interest which includes any portion of the area covered by the Lapsing Claim for a period of five years from the lapse date of the Lapsing Claim. If the Optionee does not provide the Optionor with notice of its intention to allow a claim to lapse within the aforementioned 90 day period, it will be deemed to have agreed to renew such claim.

5.4 Survival. The representations and warranties of the Optionee hereinbefore set out are conditions on which the Optionor has relied in entering into this Agreement, are to be construed as both conditions and warranties and shall, regardless of any investigation which may have been made by or on behalf of the Optionor as to the accuracy of such representations and warranties, survive the closing of the transactions contemplated hereby and the acquisition of any interest in the Property hereunder and the Optionee shall indemnify and save the Optionor harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement.

6. OPERATOR

6.1 Optionee to be Operator. During the currency of this Agreement, the Optionee shall manage the Work and the day to day exploration activities on the Property.

6.2 Right of Entry. Forthwith upon receipt of Exchange approval pursuant to section 14.1 herein, the Optionee shall be entitled to quiet possession of the Property, and during the currency of this Agreement the Optionee shall be entitled to, without limitation, enter upon the Property to erect buildings and install machinery thereon and to explore and develop the Property in such manner as it sees fit.

6.3 Optionee's Rights. The Optionee shall have the full right, power and authority to do everything necessary or desirable in connection with the exploration and development of the Property and with the Work, including without limitation the right, power and authority to:

(a)	regulate access to the Property, subject only to the right of the Optionor and its representatives as provided for in Article 8; and

(b)	employ and engage such employees, agents and independent contractors as it may consider necessary or advisable to carry out the Work and its duties and obligations hereunder.

6.4 No entitlement to Revenue. During the currency of this Agreement, the Optionee shall be not entitled to retain possession of all minerals, including without limitation potash, gold, and other material found on or removed from the Property. Before the Optionee has earned its interest in the Property, it will be permitted to take samples from the Property for testing purposes.

Any minerals found on the Property or through testing before the Optionee has earned its interest shall remain the property of the Optionor.

7. INDEMNITY

     The Optionee agrees hereby to save the Optionor harmless from all claims, demands, damages and liabilities of whatsoever kind or character asserted by any person or persons on account of damage to property or injury to or death of any person occurring on or about the Property by the Optionee, unless such damage, injury or death was caused by the fault of the Optionor.

8. INSPECTION BY OPTIONOR

8.1 Inspection of Property. The Optionee shall permit the Optionor, or its representatives duly authorized in writing, to visit and inspect the Property at all reasonable times and intervals, and data obtained by the Optionee as a result of its operations thereon, provided always that the Optionor or its representatives shall abide by the rules and regulations laid down by the Optionee relating to matters of safety and efficiency in its operations and, notwithstanding Article 7 herein, the Optionee shall be under no liability to the Optionor or its representatives for any personal injury, including death, or any damage to property other than such as might be occasioned by or through any negligence or wilful default on the part of the Optionee, its servants or agents.

8.2 Audit of Optionee's Records. During the currency of this Agreement, the Optionor or its representatives duly authorized in writing shall, upon reasonable notice to the Optionee and at the Optionor's own expense, be entitled to audit the books, records and accounts of the Optionee which contain information relevant to the Property and the operations of the Optionee thereon.

9. FORCE MAJEURE

9.1 If at any time after execution of this Agreement the Optionee should be delayed in or prevented from performing any of the terms, covenants or conditions of this Agreement by reason of fires, floods, earthquakes, subsidence, ground collapse or landslides, interruptions or delays in power or transportation of supplies, strikes, lockouts, wars, acts of God, Government regulation or interference, including, but without restricting the generality of the foregoing, forest closures, or any other cause beyond the control of the Optionee, except lack of monies, then and in every event, any such failure on the part of the Optionee to so perform shall not be deemed to be a breach of this Agreement and the time within which the Optionee is obliged to comply with any such term, covenant or condition under this Agreement shall be extended by the total period of all such delays, provided that in order that the provisions of this paragraph may be operative, the Optionee shall give notice in writing to the Optionor forthwith and as often as it is so delayed or prevented and shall set out in such notice particulars of the cause thereof and the day upon which the same arose, and shall give like notice forthwith following the date that such cause ceased to exist.

9.2 Payments: Notwithstanding the foregoing, the provisions of this Article 9 shall not apply to the Optionee's payment of the Payments as provided for in sections 1.2 and 1.3 herein.

10. TERMINATION

10.1 Abandonment by Optionee. The Optionee may at any time abandon the Option by written notice to the Optionor, and if the Optionee so abandons the Option this Agreement shall be null and void for all purposes and no further obligations shall arise thereunder except for the Optionee's covenant as provided for in section 5.2(d), 7 and 10.4.

10.2 Termination for Default. If the Optionee is in default of any of its obligations hereunder or has not made a Payment, carried out Work or issued Shares within the time provided for in Article 1 (collectively, a "Default") the Optionor may immediately or at any time give written notice to the Optionee of such Default, and the Optionee shall then have a period of 30 days to remedy such Default. If the Optionee does not remedy the Default within the 30 days aforesaid, this Agreement shall, at the Optionor's option and upon written notice to the Optionee, terminate forthwith.

10.3 Liability upon Termination. Upon termination of this Agreement the Optionee shall cease to be liable to the Optionor save for the performance of those of its covenants, including section 5.2, 5.3, and 7 herein, which theretofore should have been performed or which survive termination of this Agreement

10.4 Vacating Property upon Termination. Upon termination of this Agreement for any reason other than for exercise of the Option, the Optionee shall vacate the Property within a reasonable time after such termination. The Optionee shall remove any buildings, plant, machinery, equipment, tools, appliances, supplies and other chattels and fixtures from the Property which may have been brought upon the Property by the Optionee and shall reclaim and restore the Property in accordance with applicable environmental laws, and the Optionee shall have the right of access to the Property therefore for a period of 12 months from the date of termination.

11. CONFIDENTIALITY

11.1 Confidential Information. All information with respect to this Agreement or the Property or any matters arising therefrom ("Confidential Information") shall be treated as confidential by the parties hereto and not be disclosed to any third party without the previous written consent of the non-disclosing party, such consent not to be unreasonably withheld.

11.2 Disclosure to Purchaser. Notwithstanding section 11.1, if a party contemplates selling or assigning its interest, it shall have the right to disclose to a prospective purchaser any part of the Confidential Information reasonably necessary to facilitate the sale or assignment of its interest if it first obtains an agreement in writing from the prospective purchaser, and furnishes a copy of such agreement to the other party, that the prospective purchaser shall not disclose to any person or entity any of the Confidential Information furnished to it.

11.3 Disclosure to Advisors. Notwithstanding section 11.1, the parties shall have the right to disclose Confidential Information, in strict confidence, to their attorneys or financial and mining consultants.

11.4 Required Disclosure. This Article 11 does not apply to any disclosure which may be required by law, the Exchange or any other securities regulatory authorities.

12. PUBLIC ANNOUNCEMENTS. Optionor, shall not make any statement, issue any press release or announcement with respect to the transactions contemplated by this Agreement or the Joint Venture or activities contemplated herein without the express written consent of Optionee, except as may otherwise be required by applicable law, including as required by any national securities exchange, or court process. In the event Optionor is required to make any statement, issue any press release or make any announcement, Optionor shall provide Optionee a draft thereof not less than two days prior to the expected release date, and the statement, release or announcement shall be in all respects reasonably acceptable to Optionee prior to release.

13. GENERAL

13.1 Subject to Exchange Approval. This Agreement and the Optionor's performance of its covenants hereunder is subject to receipt of approval thereto from the Exchange.

13.2 Option Only. This Agreement is an option only and not a contract of purchase and sale, and neither the doing of anything nor the postponement of the doing of anything shall be construed as obligating the Optionee to do anything further under this Agreement.

13.3 Time of the Essence. Time shall be of the essence of this Agreement.

13.4 Notices. Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered, telecopied or mailed by prepaid registered post to the party to receive same at the addresses first set out above. Any notice delivered or telecopied shall be deemed to have been given and received on the business day next following the date of delivery. Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted, provided that if between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

13.5 Further Assurances. Each of the parties hereto agrees to execute such further and other deeds, documents and assurances and do such further and other acts as may be necessary to carry out the true intent and meaning of this Agreement fully and effectually.

13.6 Interpretation. Wherever the singular or masculine is used throughout this Agreement, the same shall be read as the plural, feminine or body corporate as the context may require. The captions and emphasis of the defined terms have been inserted for convenience only, and do not define the scope of any provision.

13.7 Choice of Law. This Agreement shall be construed in accordance with the laws of the Province of British Columbia.

13.8 Severability. If any one or more of the provisions contained herein should be held to be invalid, unenforceable or illegal in any respect hr any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

13.9 Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto with respect to the Property, and the terms hereof shall take precedence over the terms of any previous agreements, either oral or written, between the Optionee and the Optionor.

13.10 Registration of Agreement. The parties hereto acknowledge the right and privilege of the Optionor or the Optionee to file, register or otherwise deposit a copy of this Agreement in the appropriate recording office for the jurisdiction in which the Property is located, or with any other governmental agencies, to give third parties notice of this Agreement, and hereby agree, each with the other, to do or cause to be done all acts or things reasonably necessary to effect such filing, registration or deposit.

13.11 Enurement. This Agreement shall enure to the benefit of and be binding upon the patties hereto, their respective successors at law and assigns.

13.12 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any facsimile signature shall be taken as an original.

IN WITNESS WHEREOF the parties hereto have executed these presents the day and year first above written.

RINGBOLT VENTURES LTD.

Per: /s/
Authorized Signatory

POTASH GREEN, LLC

Per: /s/<>
Authorized Signatory

/s/ Wendy Walker Tibbetts
WENDY WALKER TIBBETTS (PERSONALLY)

/s/ Joseph J. Hansen
JOSEPH J. HANSEN (PERSONALLY)

PASSPORT POTASH INC.

Per: /s/ Joshua Bleak
Authorized Signatory

SCHEDULE "A"

The rights to any and all land registered in the name of the Optonor within the Holbrook Basin including but not limited to the following Arizona State Land Department (ASLD) exploration leases:

Township Range Section Permit # Acreage

1.	17N 25E 2 08-113917 639.22
2.	17N 25E 4 08-113918 641.6
3.	17N 25E 8 08-113919 640
4.	17N 25E 10 08-113921 640
5.	17N 25E 12 08-113986 640
6.	17N 25E 14 08-113987 640
7.	17N 25E 16 08-113988 640
8.	17N 25E 18 08-113989 633.58
9.	17N 25E 20 08-113990 640
10.	17N 25E 22 08-113991 640
11.	17N 25E 24 08-113992 640
12.	17N 25E 26 08-113993 640
13.	17N 25E 28 08-113994 640
14.	17N 25E 32 08-113995 40
15.	17N 25E 36 08-113996 640
16.	17N 26E 2 08-114256 638.34
17.	17N 26E 10 08-114257 640
18.	17N 26E 12 08-114255 640
19.	17N 26E 14 08-114254 640
20.	17N 26E 22 08-114253 640
21.	17N 26E 28 08-114252 640
22.	17N 26E 32 08-114258 640
23.	18N 26E 4 08-114065 641.58
24.	18N 26E 12 08-114067 640
25.	19N 26E 36 08-114076 640

SCHEDULE "B"

GROSS OVERRIDING ROYALTY

1. For the purposes of this Schedule B and of calculating the amount of royalty payable hereunder.

     (a) "gross overriding royalty" - means the proceeds received from any smelter or other purchaser from the sale of any ores, concentrates or minerals produced from the Property after deducting from such proceeds the following charges only to the extent that they are not deducted by the smelter or other purchaser in computing the proceeds: extraction and processing costs and sales, use, severance, excise, net proceeds of mine, and ad volorem taxes and any tax on or measured by mineral production and all other similar taxes, but not including income taxes;

     (b) "Operator" - means the party responsible for the carrying on of the operations relating to the Property;

     (c) "Owner" - means the person or persons that own an interest in the Property as at the relevant time including, without limitation, the Operator if the Operator has such an interest;

     (d) "Recipient" - means the party or parties that are from time to time entitled to be paid the royalty hereunder;

     (e) "year" - means the calendar year and a reference to a subdivision of a year means a reference to the relevant subdivision of a calendar year;

     (f) those terms defined in the agreement of which this Schedule B is part shall have the same meanings as so defined (save as otherwise provided in this Schedule B).

2. All calculations and computations relating to the royalty shall be carried out in accordance with generally accepted accounting principles and good mining practice.

3. Subject to the provisions hereof, the amount of royalty payable to the Recipient hereunder shall be calculated by the operator as at the end of each quarter and shall be payable to the Recipient on or before the 15th day of the next following quarter; provided, however, that the Operator shall deduct from royalty otherwise payable the amount of any advance royalty paid pursuant to the annexed agreement until such time as the aggregate amount of the advance royalty so paid has been so deducted.

4. The Operator may, but shall not be under any duty to, engage in price protection (hedging) or speculative transactions such as futures contracts and commodity options in its sole discretion covering all or part of production from the Property and, except in the case where products are actually delivered and a sale is actually consummated under such price protection or speculative transactions, none of the revenues, costs, profits or losses from such transactions shall be taken into account in calculating gross overriding royalty.

5. With each payment of royalty, the Operator shall deliver to the Recipient a statement indicating the nature of the payment being made, if any, the manner in which it was determined and, as at the date of such calculation, the aggregate amount of advance royalty (if any) paid and not deducted hereunder. If no royalty is payable in any quarter, the Operator shall deliver a statement accordingly. Within 90 days after the end of each year in which royalty is payable, or save for deduction of advance royalty previously paid would be payable, the Operator shall deliver to the Recipient a certificate confirming the determination of the amount of royalty paid or otherwise payable during the said year.

6. The Operator shall keep separate accounts relating to its operations hereunder and, upon the prior written request of the Recipient, duly authorized representatives of the Recipient may have access to such accounts for the purpose of confirming any information contained in a statement delivered to the Recipient pursuant to the provisions of paragraph 4 hereof; provided, always, that such access shall not interfere with the affairs of the Operator: The Recipient shall have the right to make copies of or take extracts from such accounts (but only for his own use).

7. (a) For the purpose of calculating the amount of royalty payable to the Recipient hereunder only, if any ore or product derived from ore mined from the property is retained by the Operator or Owner or sold to a company associated with the Operator or Owner, and if the sale price of such product is not negotiated on an arm's length basis, the Operator shall, for the purposes of calculating gross overriding royalty available to pay the royalty hereunder only and notwithstanding the actual amount of such sale price, add to any moneys actually received with respect to such sale an amount which the Operator considers sufficient to make the same represent a reasonable sale price for such product as if negotiated at arm's length.

     (b) The Operator shall by notice inform the Recipient of the quantum of such reasonable sale price and, if the Recipient does not object thereto within 45 days after receipt of such notice, said quantum shall be final and binding for the purposes of this paragraph 6.

     (c) If the Recipient objects to such quantum by notice delivered to the Operator within the said 45 days, then the quantum of such reasonable sale price shall be decided by arbitration as follows: the Recipient shall nominee one arbitrator and shall notify the Operator of such nomination and the Operator shall, within 45 days after receiving such notice, nominate an arbitrator and the two arbitrators shall select an umpire to act jointly with them. If the said arbitrators shall be unable to agree in the selection of such umpire, the umpire shall be a person designated by the President or any Vice-President of the Canadian Institute of Mining and Metallurgy, provided that such person is not an employee of the Owner or any company affiliated with the Owner. The umpire shall fix the time and place for the purpose of hearing such evidence and representations as either or the parties hereto may present and, subject to the provisions hereof, the decision of the arbitrators and umpire, or any two of them, in writing shall be binding upon the parties hereto. The said arbitrators and umpire shall, after hearing any evidence and representations that the parties may submit, make their award, reduce the same to writing and deliver one copy thereof to each of the patties hereto. The majority of the umpire and arbitrators may determine any matters of procedure for the arbitration not specified herein. If the Operator fails within the said 45 days to nominate an arbitrator, then the arbitrator nominated by the Recipient may proceed alone to determine the dispute in such mummer and at such time as he shall think fit and his decision shall, subject to the provisions hereof be binding upon the parties hereto.

     (d) The expense of the arbitration shall be paid by the Recipient if the decision reached hereunder does not increase such quantum by more than 1% of the quantum set forth in the notice hereinbefore referred to and otherwise by the Operator. Insofar as they do not conflict with the provisions hereof, the Rules for the Conduct of Arbitrations of British Columbia, as amended or replaced from time to time, shall be applicable. Appeal from the decision of the arbitrators shall be in accordance with the provisions of the said Rules.